Exhibit 99.1

March 16, 2004

Sierra Pacific Announces Early Tender Results in connection with Tender Offer for 8¾% Notes due 2005

     Reno, Nevada—Sierra Pacific Resources (NYSE: SRP) (the “Company”) announced today the early tender results of its previously announced tender offer of 8¾% Notes due 2005 (CUSIP No. 826428AC8) (the “Notes”). The early tender date for the Notes expired last evening at 5:00 p.m., New York City time (the “Early Tender Date”). As of the Early Tender Date, the Company received tenders from holders of $174,094,000 principal amount of Notes, which represents approximately 58% of the $300 million aggregate principal amount of the Notes outstanding. The Company has agreed to allow holders to submit tenders of their Notes until 5:00 p.m., New York City time, this evening and still receive the total consideration of 107.225% of the principal amount of Notes validly tendered. As previously announced, the Company’s obligation to accept for purchase and to pay for the Notes validly tendered in the tender offer are conditioned on, among other things, the receipt by the Company before midnight, New York City time, on April 2, 2004 of net proceeds from a debt offering by the Company sufficient to pay the applicable consideration. This press release does not constitute an offer to buy or the solicitation of an offer to sell any of the Notes, described above.

     Headquartered in Nevada, the Company is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.

This press release contains forward-looking statements regarding the future performance of the Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries in the near future, the financial performance of the Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and Sierra Pacific Resources’ ability to access the capital markets to refinance upcoming debt maturities (including without limitation the repurchase of its 8¾% Notes due 2005 pursuant to the tender offer) and for general corporate purposes. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, adverse decisions in pending or future litigation, their ability to access the capital markets to refinance upcoming debt maturities and for general corporate purposes, their ability to purchase sufficient power to meet their power demands, whether terminated power suppliers will be successful in pursuing claims against Nevada Power Company and Sierra Pacific Power Company for liquidated damages under their terminated power contracts and weather conditions during the summer months of 2004 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Report on Form 10- K for the year ended December 31, 2003, filed with the SEC. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.